Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for Third Quarter 2014

LOS ANGELES, CA (November 6, 2014) – Rentech, Inc. (NASDAQ: RTK) today announced financial and operating results for the three and nine months ended September 30, 2014.

D. Hunt Ramsbottom, President and CEO of Rentech, stated, “Third-quarter results for our nitrogen business were generally in line with our expectations, based on seasonal demand for nitrogen products. We expect results and cash distribution for the fourth quarter to be significantly better than third quarter results, corresponding with fall deliveries. In addition, the outlook for the first half of 2015 looks encouraging for all nitrogen products.”

Mr. Ramsbottom continued, “Our wood fibre business continues to gain momentum. We are now in the final stages of bringing our Canadian wood pellet plants on line, following some delays related mostly to late shipments from vendors.”

“Fulghum’s typically steady business has seen reduced profits this year due to some events that are unusual and that we don’t expect to recur. We expect to see improved EBITDA at Fulghum next year as our operations return to normal following the fire this year at our Woodland facility and the new PAC chip mill in Chile begins operation,” Mr. Ramsbottom added.

Summary of Results

Rentech’s financial results reflect the results of Rentech, Inc. and its subsidiaries, including its wood fibre processing business, Rentech Nitrogen Partners, L.P. (NYSE: RNF) (Rentech Nitrogen), and Energy Technologies as a discontinued operation. The results of the wood fibre business are reported as three operating segments: Fulghum Fibres (Fulghum), Wood Pellets: New England Wood Pellet (NEWP), and Wood Pellets: Industrial, which includes Canadian operations and wood pellet business development. Rentech owns the general partner and approximately 60% of the limited partner interests of Rentech Nitrogen. Rentech Nitrogen’s results include two operating segments: the East Dubuque, Illinois facility and the Pasadena, Texas facility.

The financial results of Fulghum and NEWP were included in results of operations only since the dates of their acquisitions, which were May 1, 2013 and May 1, 2014, respectively.

Three months ended September 30, 2014

Consolidated revenues for the three months ended September 30, 2014 were $125.3 million, compared to $115.7 million in the prior-year period. These revenues were comprised of:

•	$25.3 million from Fulghum, an increase of $2.9 million from the prior-year period;

•	$13.9 million from NEWP;

•	$2.0 million from Wood Pellets: Industrial; and

•	$84.2 million from Rentech Nitrogen, a decrease of $9.1 million from the prior-year period.

Gross profit was $13.0 million, compared to $21.1 million in the prior-year period. Gross profit was comprised of:

•	$3.4 million from Fulghum, a decrease of $0.9 million from the prior-year period;

•	$2.5 million from NEWP;

•	$0.4 million from Wood Pellets: Industrial; and

•	$6.7 million from Rentech Nitrogen, a decrease of $10.1 million from the prior-year period.

Consolidated Adjusted EBITDA was $5.0 million, a decrease of $11.8 million compared to the prior-year period. Consolidated Adjusted EBITDA included the following:

•	$3.9 million from Fulghum, a decrease of $1.3 million from the prior-year period;

•	$2.7 million from NEWP;

•	($2.4) million from Wood Pellets: Industrial; and

•	$9.1 million from Rentech Nitrogen, a decrease of $7.0 million from the prior-year period.

Further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release appears below.

Net loss was $10.4 million, or ($0.05) per basic share, compared to net loss of $14.6 million, or ($0.06) per basic share, for the same period last year.

Net loss for the current period was $10.1 million, or ($0.05) per basic share, excluding loss on debt extinguishment and the gain on fair value adjustment to earn-out consideration. Net loss for the same period last year was $5.3 million, or ($0.02) per basic share, excluding loss on goodwill impairment, loss on debt extinguishment, the gain on fair value adjustment to earn-out consideration, the gain on sale of the Natchez property, and the income tax benefit.

Fulghum Fibres

Fulghum’s revenues were $25.3 million for the three months ended September 30, 2014, compared to $22.4 million for the same period last year. The increase was primarily due to higher South America product sales caused by strong demand from a European customer that increased its production capacity.

For the three months ended September 30, 2014, $15.9 million of revenues were generated from United States operations, while $9.4 million of revenues were from South America. For the same period last year, $15.5 million of revenues were generated from United States operations; $6.9 million of revenues were from South America.

During the three months ended September 30, 2014, Fulghum’s mills in the United States processed 3.3 million green metric tons, or GMT, of logs into wood chips and residual fuels; mills in South America processed 0.6 million GMT of logs into wood chips and residual fuels. One of Fulghum’s customers experienced an outage at its production facility to which Fulghum’s mill supplies chips, causing lower than expected processing volumes for Fulghum for the period. During the customer’s downtime, Fulghum performed maintenance and repairs at this mill, which increased operating costs during the quarter.

Adjusted EBITDA for the three months ended September 30, 2014 for Fulghum was $3.9 million. This compares to Adjusted EBITDA of $5.2 million in the corresponding period in 2013.

Net loss was $0.06 million for the three months ended September 30, 2014, compared to net income of $0.8 million for the same period last year.

Wood Pellets: New England Wood Pellet

NEWP’s revenues were $13.9 million for the three months ended September 30, 2014 on deliveries of 71,000 tons of wood pellets. Sales early in the year were higher than usual due to cold weather in the spring. Retailers’ purchases of products to be sold this winter commenced earlier than usual this summer. Gross profit for the three months ended September 30, 2014 was $2.5 million. Gross profit margin was 18% for the three months ended September 30, 2014.

Adjusted EBITDA for the three months ended September 30, 2014 for NEWP was $2.7 million.

Net income was $2.0 million for the three months ended September 30, 2014.

Wood Pellets: Industrial

Revenues were $2.0 million at the Atikokan Project for the three months ended September 30, 2014, generated by delivering to OPG 9,000 metric tons of pellets sourced from a third party. Gross profit for the three months ended September 30, 2014 was $0.4 million. Gross profit margin was 18% for the three months ended September 30, 2014.

Adjusted EBITDA for the three months ended September 30, 2014 for Wood Pellets: Industrial was a loss of $2.4 million.

Net loss was $2.0 million for the three months ended September 30, 2014, compared to net loss of $2.1 million for the same period last year.

Nitrogen Product Manufacturing

Revenues for the three months ended September 30, 2014 were $84.2 million, compared to $93.3 million for the same period in the prior year.

Gross profit for the three months ended September 30, 2014 was $6.7 million, compared to $16.8 million for the same period last year.

Adjusted EBITDA for the three months ended September 30, 2014 was $9.1 million. This compares to $16.1 million in the corresponding 2013 period.

Net loss for the three months ended September 30, 2014 was $3.1 million. This compares to a net loss of $22.3 million for the same period last year. Net loss was $2.5 million for the three months ended September 30, 2014 excluding loss on debt extinguishment. This compares to net income of $7.5 million excluding loss on debt extinguishment and Pasadena goodwill impairment for the same period last year.

East Dubuque Facility

Revenues for the three months ended September 30, 2014 were $46.0 million, compared to $50.6 million for the same period last year. The decrease was due to lower deliveries and sales prices of urea ammonium nitrate solution (UAN), partially offset by higher deliveries and sales prices for ammonia. Deliveries of UAN in 2013 occurred earlier than is typical, which pulled revenue from the fourth quarter of 2013 into the third quarter of 2013. Production of ammonia increased after the completion of the ammonia expansion project in December 2013. This additional ammonia available for sale resulted in higher ammonia deliveries during the three and nine months ended September 30, 2014.

Average sales prices per ton for the three months ended September 30, 2014 were 1% higher for ammonia and relatively flat for UAN, as compared with the same period last year. These two products comprised 80% of the East Dubuque facility’s revenues for the three months ended September 30, 2014 and 87% for the same period last year. The increase in ammonia sales prices was consistent with the increase in global ammonia prices between the two periods. The improvement in global ammonia prices during the three months ended September 30, 2014 was caused by lower supplies of urea from China, geopolitical events resulting in the shutdown of significant nitrogen fertilizer plants in Libya and Ukraine, and the reduction in natural gas supplies in other parts of the world. UAN prices did not benefit from the improvement in the ammonia market.

Gross profit was $15.5 million for the three months ended September 30, 2014; this compares to $25.1 million for the same period last year. Gross profit margin for the three months ended September 30, 2014 was 34%, compared to 50% for the same period last year. The decreases in gross profit and gross margin were primarily due to lower product pricing, and increased costs of natural gas, depreciation and electricity.

Adjusted EBITDA for the three months ended September 30, 2014 for the East Dubuque facility was $18.5 million. This compares to Adjusted EBITDA of $25.8 million in the corresponding period in 2013.

Net income was $14.1 million for the three months ended September 30, 2014, compared to $24.1 million for the same period last year.

Pasadena Facility

Revenues for the three months ended September 30, 2014 were $38.1 million, compared to $42.7 million for the same period last year. Lower sales prices for ammonium sulfate and ammonium thiosulfate, and lower sales volume for sulfuric acid were partially offset by higher sales volumes for ammonium sulfate and ammonium thiosulfate. Production of ammonium sulfate increased after the completion of the debottlenecking project in December 2013. Demand increased due to favorable weather during the planting season and an increase in international orders; increased production enabled additional sales to meet that demand.

Average sales prices per ton decreased by 17% for ammonium sulfate and increased by 10% for sulfuric acid for the three months ended September 30, 2014, as compared with the same period last year. These two products comprised 94% of the Pasadena facility’s revenues for the three months ended September 30, 2014 and 98% for the same period last year. A higher proportion of export sales, priced lower than domestic sales, contributed to the decline in average product price.

Gross loss was $8.8 million for the three months ended September 30, 2014, compared to a gross loss of $8.3 million for the same period last year. Gross loss margin for the three months ended September 30, 2014 was 23% compared to a gross loss margin of 19% for the same period last year. The decreases in gross profit and gross profit margin were primarily due to declines in average sales prices for ammonium sulfate, increases in the unit prices of raw materials, turnaround expenses, and other non-recurring maintenance expenses.

Adjusted EBITDA for the three months ended September 30, 2014 for the Pasadena facility was a loss of $7.7 million. This compares to Adjusted EBITDA loss of $7.8 million in the corresponding period in 2013.

Net loss was $10.2 million for the three months ended September 30, 2014, compared to $40.8 million for the same period last year. Net loss for the three months ended September 30, 2013 includes a loss on goodwill impairment of $30.0 million.

Net loss was $10.7 million for the three months ended September 30, 2013, excluding the Pasadena goodwill impairment.

Corporate Unallocated Expenses

Corporate unallocated expenses, which are included in selling, general and administrative (SG&A) expenses, were $7.0 million for the three months ended September 30, 2014, compared to $5.7 million in the corresponding period in 2013. The increase was primarily due to $0.5 million in software and system upgrades, expenses for consultants who were studying Rentech’s cost structure, and an increase in non-cash equity-based compensation of $0.5 million.

Nine months ended September 30, 2014

Consolidated revenues were $350.0 million for the nine months ended September 30, 2014, compared to $295.3 million in the prior-year period. These revenues were comprised of:

•	$73.7 million from Fulghum, an increase of $35.2 million from the prior-year period;

•	$19.6 million from NEWP;

•	$2.7 million from Wood Pellets: Industrial; and

•	$254.1 million from Rentech Nitrogen, a decrease of $2.7 million from the prior-year period.

Gross profit was $62.3 million, compared to $86.1 million in the prior-year period. Gross profit was comprised of:

•	$9.6 million from Fulghum, an increase of $2.9 million from the prior-year period;

•	$3.6 million from NEWP;

•	$0.5 million Wood Pellets: Industrial; and

•	$48.7 million from Rentech Nitrogen, a decrease of $30.7 million from the prior-year period.

Consolidated Adjusted EBITDA was $32.3 million, compared to $55.8 million in the prior-year period. Consolidated Adjusted EBITDA included the following:

•	$10.5 million from Fulghum, an increase of $2.2 million from the prior-year period;

•	$3.7 million from NEWP;

•	($7.4) million Wood Pellets: Industrial; and

•	$51.3 million from Rentech Nitrogen, a decrease of $23.8 million from the prior-year period.

Net loss for the nine months ended September 30, 2014 was $36.8 million, or $0.17 per basic share. This compares to net income of $13.0 million, or $0.06 per basic share, for the same period last year.

Net loss for the current period was $19.0 million, or ($0.09) per basic share, excluding loss on goodwill impairment, loss on debt extinguishment and the gain on fair value adjustment to earn-out consideration. This compares to net loss of $1.6 million, or ($0.01) per basic share, for the same period last year, excluding loss on goodwill impairment, loss on debt extinguishment, the gain on fair value adjustment to earn-out consideration, the gain on the sale of the Natchez property, and the income tax benefit.

Fulghum Fibres

Fulghum’s revenues were $73.7 million for the nine months ended September 30, 2014, compared to $38.5 million for the same period last year. The increase was due to Rentech’s ownership of Fulghum for the full nine months ended September 30, 2014 as compared to five months last year. For the nine months ended September 30, 2014, operations in the United States generated $44.7 million of revenues while South American operations generated $29.0 million of revenues. For the same period last year, $25.3 million of revenues were generated from operations in United States; $13.2 million of revenues were from South America.

During the nine months ended September 30, 2014, Fulghum’s mills in the United States processed 9.4 million GMT of logs into wood chips and residual fuels; mills in South America processed 1.9 million GMT of logs.

The fire at the mill in Woodland, Maine, in the first quarter has caused significant losses at the plant this year. Fulghum has been operating with temporary chipping equipment during reconstruction of the permanent chipping lines and building. This has resulted in higher labor and other operating costs. Throughput of the mill has also continued to be low during reconstruction. Fulghum expects to be back to normal operations by the end of this year. As part of the reconstruction of the Woodland mill, Fulghum has added a new soft wood chipping line that will help Fulghum increase its volumes to meet its customer’s growing demand.

Several of Fulghum’s customers’ paper mills have had extended downtime this year, which has caused Fulghum’s chipping mills to take more downtime as well. The Fulghum team has managed to keep overall processing volumes at expected levels in spite of the increased downtime. Fulghum takes advantage of such outages to perform maintenance and repairs on its chipping mills, so Fulghum’s overall maintenance costs have been higher this year than is typical. Fulghum also invested to enhance safety at the mills. These investments have significantly improved Fulghums’ safety record since Rentech acquired the business last year.

Adjusted EBITDA for the nine months ended September 30, 2014 for Fulghum Fibres was $10.5 million. This compares to Adjusted EBITDA of $8.3 million in the corresponding period in 2013.

Net income was $0.6 million for the nine months ended September 30, 2014, compared to $0.9 million for the same period last year.

Wood Pellets: New England Wood Pellet

NEWP’s revenues were $19.6 million from May 1, 2014 through September 30, 2014 on deliveries of 100,000 tons of wood pellets. Gross profit for the nine months ended September 30, 2014 was $3.6 million. Gross profit margin was 18% for the nine months ended September 30, 2014.

Adjusted EBITDA for the nine months ended September 30, 2014 for NEWP was $3.7 million.

Net income was $2.8 million for the nine months ended September 30, 2014.

Wood Pellets: Industrial

Revenues were $2.7 million at the Atikokan Project for the nine months ended September 30, 2014 generated by delivering to OPG 12,000 metric tons of wood pellets sourced from a third-party. Gross profit for the nine months ended September 30, 2014 was $0.5 million. Gross profit margin was 18% for the nine months ended September 30, 2014.

Adjusted EBITDA for the nine months ended September 30, 2014 for Wood Pellets: Industrial was a loss of $7.4 million.

Net loss was $6.8 million for the nine months ended September 30, 2014.

Nitrogen Products Manufacturing

Revenues for the nine months ended September 30, 2014 were $254.1 million, compared to $256.8 million for the same period in the prior year.

Gross profit for the nine months ended September 30, 2014 was $48.7 million, compared to $79.4 million for the same period last year.

Adjusted EBITDA for the nine months ended September 30, 2014 was $51.3 million. This compares to $75.1 million in the corresponding 2013 period.

Net loss for the nine months ended September 30, 2014 was $8.9 million. This compares to net income of $21.5 million for the same period last year. Net income was $18.9 million for the nine months ended September 30, 2014, excluding the Pasadena goodwill impairment, loss on debt extinguishment, and gain on fair value adjustment to earn-out consideration. This compares to $52.6 million for the same period last year excluding those items.

East Dubuque Facility

Revenues for the nine months ended September 30, 2014 were $148.5 million, compared to $146.8 million for the same period last year. The increase was due to higher natural gas sales and ammonia sales volumes, partially offset by lower UAN sales volumes and sales prices for ammonia and UAN. Additional ammonia available for sale resulted in higher ammonia deliveries.

Average sales prices per ton for the nine months ended September 30, 2014 were 19% lower for ammonia and 5% lower for UAN, as compared with the same period last year. These two products comprised 80% of the East Dubuque facility’s revenues for the nine months ended September 30, 2014 and 83% for the same period last year. The decreases in our sales prices for ammonia and UAN were consistent with the decline in global nitrogen fertilizer prices in the earlier portions of the respective periods, partially offset by increases in the three months ended in September of the respective years. These decreases were caused by significantly higher levels of low-priced urea in the global market, particularly from China. Prices were also affected by additional nitrogen fertilizer production brought on line in North America over the last 12 months.

Gross profit was $60.8 million for the nine months ended September 30, 2014, compared to $81.4 million for the same period last year. Gross profit margin for the nine months ended September 30, 2014 was 41%, compared to 55% for the same period last year. The decreases in gross profit and gross margin were primarily due to lower product pricing, and increased costs of natural gas, depreciation and electricity.

Adjusted EBITDA for the nine months ended September 30, 2014 for the East Dubuque facility was $68.8 million. This compares to Adjusted EBITDA of $84.2 million in the corresponding period in 2013.

Net income was $56.9 million for the nine months ended September 30, 2014, compared to $77.4 million for the same period last year.

Pasadena Facility

Revenues for the nine months ended September 30, 2014 were $105.6 million, compared to $110.0 million for the same period last year. Lower sales prices for all products were partially offset by higher ammonium sulfate sales volumes.

Average sales prices per ton decreased by 27% for ammonium sulfate and by 3% for sulfuric acid for the nine months ended September 30, 2014, as compared with the same period last year. These two products comprised 91% of the Pasadena facility’s revenues for each of the nine months ended September 30, 2014 and 2013. A higher proportion of export sales, priced lower than domestic sales, contributed to the decline in average product price.

Gross loss was $12.1 million for the nine months ended September 30, 2014, compared to a gross loss of $2.0 million for the same period last year. Gross loss margin for the nine months ended September 30, 2014 was 12%, compared to a gross loss margin of 2% for the same period last year.

Adjusted EBITDA for the nine months ended September 30, 2014 for the Pasadena facility was a loss of $11.2 million. This compares to Adjusted EBITDA loss of $2.6 million in the corresponding period in 2013.

Net loss was $44.5 million for the nine months ended September 30, 2014, compared to a net loss of $38.9 million for the same period last year. Net loss for the nine months ended September 30, 2014 and 2013 includes a loss on goodwill impairment of $27.2 million and $30.0 million, respectively.

Net loss was $17.3 million and $8.9 million for the nine months ended September 30, 2014 and 2013, respectively, excluding the Pasadena goodwill impairment.

Corporate Unallocated Expenses

Corporate unallocated expenses included in SG&A were $21.5 million for the nine months ended September 30, 2014, compared to $18.8 million in the corresponding period in 2013. The increase was primarily due to $1.8 million in costs associated with evaluating shareholder proposals, completing settlements with shareholders and conducting cost studies, $1.1 million in transaction costs related to the NEWP acquisition, $0.7 million in non-capitalizable software upgrade costs and an increase in non-cash equity-based compensation of $0.4 million. These increases were partially offset by a decrease of $1.4 million in personnel costs. Non-cash equity-based compensation expense was $4.7 million for the nine months ended September 30, 2014 compared to $4.3 million for the same period last year.

2014 Outlook

Rentech provided the following updated guidance for 2014, excluding Rentech Nitrogen (RNF):

Selected Proforma Income Statement Items - Rentech, Inc. Consolidated (Excluding Rentech Nitrogen) - Current Guidance

	Wood Pellets			Fulghum		Total Wood Fibre	Energy	Unalloc	RTK ex. RNF
(Stated in millions)	CAN Plants	Bus Dev	Industrial	Fibres	NEWP [1]	Pro Forma	Tech [2]	Corp	Pro Forma
Cash SG&A [3,4,5]	$6	$5	$11	$5	$2	$18	$6	$22	$46
Non-Cash Compensation	—	—	—	—	—	—	—	6	6

SG&A	$6	$5	$11	$5	$2	$18	$6	$28	$52

Operating Income (Loss) [6]	(5)	(5)	(10)	7	3	—	9	(28)	(19)
Plus: Total Depreciation and Amortization [7]	—	—	—	9	2	11	—	—	11
Plus: Equity in Loss of Investee	—	—	—	—	—	—	—	—	—

EBITDA	$(5)	$(5)	$(10)	$16	$5	$11	$9	$(28)	$(8)

(1)	Reflects post acquisition results (8 months) only.
(2)	Reported as discontinued operations in 2014.
(3)	Wood Pellets: Industrial SG&A includes rail car delivery and lease costs of approximately $2 million, and assumed plant-related start-up costs (including project costs expensed as SG&A) of approximately $5 million.
(4)	Energy Tech. SG&A includes Sunshine Kaidi sale-related transaction and closing costs.
(5)	Unallocated Corp. SG&A includes $5 million of estimated transaction fees and costs related to the acquisition of NEWP, evaluation of shareholder proposals and settlement agreements with shareholders, and SG&A and project cost reviews.
(6)	Energy Tech includes projected $15 million book gain on sale of PDU equipment and intellectual property to Sunshine Kaidi.
(7)	Includes depreciation recorded in Cost of Sales and Operating Expense.

In September, Rentech indicated that the estimated capital expenditures for the Canadian pellet plants would be higher than previous guidance. Since that time, the company has experienced additional delays on deliveries of key pieces of equipment as well as delays due to some equipment requiring modification after having been delivered. These issues have delayed the start-up schedules for the projects and increased the estimated costs to complete construction.

In order to minimize the effects of these equipment delays, Rentech has mobilized additional resources from its contractors to complete the projects as close to schedule as possible. This will result in additional costs. A portion of the increased cost is also due to scope changes to enable the Wawa facility to use lower-cost feedstocks.

Rentech now expects the total cost of acquisition and conversion for the Atikokan and Wawa projects to be approximately $105 million.

Conference Call with Management

The Company will hold a conference call today, November 6, 2014, at 3:00 p.m. PST, during which Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-517-2513 or 847-619-6533 and entering the pass code 7750504#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site, under the Presentations section. A replay will be available by audio webcast and teleconference from 5:30 p.m. PST on November 6 through 11:59 p.m. PST on November 16. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 7750503#.

Rentech, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Share Data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues	$125,304	$115,657	$350,025	$295,282

Cost of Sales	112,335	94,513	287,722	209,146

Gross Profit	12,969	21,144	62,303	86,136

Operating Expenses
Selling, general and administrative expenses	15,550	13,413	48,764	38,819
Depreciation and amortization	1,418	2,436	2,488	5,333
Pasadena goodwill impairment	—	30,029	27,202	30,029
Other expense	313	24	209	35

Total Operating Expenses	17,281	45,902	78,663	74,216

Operating Income (Loss)	(4,312)	(24,758)	(16,360)	11,920
Other Income (Expense), Net
Interest expense	(5,346)	(4,757)	(16,682)	(11,022)
Loss on debt extinguishment	(635)	—	(1,485)	(6,001)
Gain (loss) on fair value adjustment to earn-out consideration	59	586	(268)	5,197
Other income (expense), net	311	(88)	355	(267)

Total Other Expense, Net	(5,611)	(4,259)	(18,080)	(12,093)

Loss from Continuing Operations Before Income Taxes and Equity in Loss of Investee	(9,923)	(29,017)	(34,440)	(173)
Income tax (benefit) expense	425	(1,984)	1,260	(26,656)

Income (Loss) from Continuing Operations Before Equity in Loss of Investee	(10,348)	(27,033)	(35,700)	26,483
Equity in Loss of Investee	97	103	334	138

Income (Loss) from Continuing Operations	(10,445)	(27,136)	(36,034)	26,345
Income (loss) from discontinued operations, net of tax	(1,242)	3,558	(4,280)	(4,831)

Net Income (Loss)	(11,687)	(23,578)	(40,314)	21,514
Net (income) loss attributable to noncontrolling interests	1,311	8,985	3,505	(8,515)

Net Income (Loss) Attributable to Rentech Common Shareholders	$(10,376)	$(14,593)	$(36,809)	$12,999

Net Income (Loss) per Common Share Allocated to Rentech Common Shareholders:
Basic:
Continuing operations	$(0.05)	$(0.08)	$(0.15)	$0.08

Discontinued operations	$(0.01)	$0.02	$(0.02)	$(0.02)

Net Income (Loss)	$(0.05)	$(0.06)	$(0.17)	$0.06

Diluted:
Continuing operations	$(0.05)	$(0.08)	$(0.15)	$0.07

Discontinued operations	$(0.01)	$0.02	$(0.02)	$(0.02)

Net Income (Loss)	$(0.05)	$(0.06)	$(0.17)	$0.05

Weighted-Average Shares Used to Compute Net Income (Loss) per Common Share:
Basic	228,072	226,305	228,651	225,840

Diluted	228,072	226,305	228,651	232,171

Rentech, Inc.

Statements of Operation by Business Segment

(Stated in Thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues
East Dubuque	$46,021	$50,572	$148,455	$146,838
Pasadena	38,142	42,707	105,597	109,961
Fulghum Fibres	25,273	22,378	73,660	38,483
Wood Pellets: Industrial	2,011	—	2,678	—
Wood Pellets: NEWP	13,857	—	19,635	—

Total Revenues	$125,304	$115,657	$350,025	$295,282

Gross Profit (Loss)
East Dubuque	$15,466	$25,114	$60,816	$81,353
Pasadena	(8,778)	(8,294)	(12,145)	(1,966)
Fulghum Fibres	3,429	4,324	9,579	6,749
Wood Pellets: Industrial	366	—	480	—
Wood Pellets: NEWP	2,486	—	3,573	—

Total Segment Gross Profit	$12,969	$21,144	$62,303	$86,136

Selling, General and Administrative Expenses
East Dubuque	$956	$981	$3,177	$3,423
Pasadena	1,071	1,227	4,147	3,811
Fulghum Fibres	1,368	1,250	4,420	2,109
Wood Pellets: Industrial	2,776	2,350	8,184	4,233
Wood Pellets: NEWP	624	—	1,015	—

Total Segment Selling, General and Administrative Expenses	$6,795	$5,808	$20,943	$13,576

Depreciation and Amortization
East Dubuque	$47	$46	$122	$152
Pasadena	337	972	970	2,722
Fulghum Fibres	970	1,266	1,111	1,984
Wood Pellets: Industrial	43	—	97	—
Wood Pellets: NEWP	(133)	—	(231)	—

Total Segment Depreciation and Amortization Recorded in Operating Expenses	$1,264	$2,284	$2,069	$4,858

Net Income (Loss)
East Dubuque	$14,139	$24,069	$56,926	$77,383
Pasadena	(10,213)	(40,765)	(44,545)	(38,915)
Fulghum Fibres	(56)	813	609	941
Wood Pellets: Industrial	(1,997)	(2,058)	(6,804)	(3,941)
Wood Pellets: NEWP	2,014	—	2,756	—

Total Segment Net Income (Loss)	$3,887	$(17,941)	$8,942	$35,468

Reconciliation of Segment Net Income (Loss) to Consolidated Net Income (Loss):
Segment net income (loss)	$3,887	$(17,941)	$8,942	$35,468
RNF – Partnership and unallocated expenses recorded as selling, general and administrative expenses	(1,792)	(1,872)	(6,277)	(6,488)
RNF – Partnership and unallocated income (expense) recorded as other income (expense)	(635)	309	(635)	(1,081)
RNF – Unallocated interest expense and loss on interest rate swaps	(4,604)	(3,996)	(14,373)	(9,726)
RNF – Income tax benefit	—	—	—	302
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(6,963)	(5,733)	(21,544)	(18,755)
Corporate and unallocated depreciation and amortization expense	(154)	(152)	(419)	(475)
Corporate and unallocated income (expense) recorded as other income (expense)	(96)	7	(1,279)	(19)
Corporate and unallocated interest expense	(54)	(47)	(378)	(47)
Corporate income tax benefit (expense)	(34)	2,289	(71)	27,166
Income (loss) from Discontinued Operations, net of tax	(1,242)	3,558	(4,280)	(4,831)

Consolidated Net Income (Loss)	$(11,687)	$(23,578)	$(40,314)	$21,514

Rentech, Inc.

Selected Balance Sheet Data

(Stated in Thousands)

	As of	As of
	September 30, 2014	December 31, 2013
	(unaudited)
Cash	$70,060	$106,369
Working capital	10,322	69,822
Construction in progress	184,391	60,136
Total assets	825,749	703,590
Total debt	447,872	421,979
Total Rentech stockholders’ equity	121,607	158,073

Cash - RNF	$44,061	$34,060
Cash excluding RNF	25,999	72,309

Total Cash	$70,060	$106,369

Debt - RNF	$320,000	$320,000
Debt excluding RNF	127,872	101,979

Total Debt	$447,872	$421,979

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA for Rentech, and Adjusted EBITDA for Rentech Nitrogen are defined as net income (loss) plus interest expense and other financing costs, loss on debt extinguishment, income tax expense, depreciation and amortization, Pasadena goodwill impairment and fair value adjustment to earn-out consideration and other adjustments. Adjusted EBITDA for Fulghum and NEWP are defined as net income (loss) plus interest expense and other financing costs, income tax expense, depreciation and amortization, and other adjustments.

The non-GAAP financial measures described above are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

These non-GAAP financial measures should not be considered an alternative to any measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of our businesses’ costs and operations. In addition, EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation of those measures, since each company may define these terms differently.

Net income (loss) excluding loss on goodwill impairment, loss on debt extinguishment and loss on fair value adjustment to earn-out contingent consideration is included to provide management and investors with net income results for Rentech that are more easily compared to the prior year period.

The table below reconciles Rentech’s consolidated Adjusted EBITDA from net loss for the three months ended September 30, 2014 and 2013.

Rentech, Inc.

(Stated in Thousands)

	For the Three Months	For the Three Months
	Ended September 30,	Ended September 30,
	2014	2013
	(unaudited)
Net Loss	$(11,687)	$(23,578)
Add:
Net interest expense	5,329	4,757
Income tax (benefit) expense	425	(1,984)
Depreciation and amortization	10,544	7,972
Pasadena goodwill impairment	—	30,029
Loss on debt extinguishment	635	—
Fair value adjustment to earn-out consideration	(59)	(586)
Other	(197)	191

Adjusted EBITDA	$4,990	$16,801

The table below reconciles Rentech’s consolidated Adjusted EBITDA from net income (loss) for the nine months ended September 30, 2014 and 2013.

Rentech, Inc.

(Stated in Thousands)

	For the Nine Months	For the Nine Months
	Ended September 30,	Ended September 30,
	2014	2013
	(unaudited)
Net Income (Loss)	$(40,314)	$21,514
Add:
Net interest expense	16,636	11,022
Income tax (benefit) expense	1,260	(26,656)
Depreciation and amortization	25,693	18,669
Pasadena goodwill impairment	27,202	30,029
Loss on debt extinguishment	1,485	6,001
Fair value adjustment to earn-out consideration	268	(5,197)
Other	25	405

Adjusted EBITDA	$32,255	$55,787

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA along with the Adjusted EBITDA for each of its facilities, a non-GAAP financial measure, to their respective net income (loss) for the three months ended September 30, 2014.

	For the Three Months Ended September 30, 2014
	East Dubuque	Pasadena	Partnership
(Stated in thousands, except per unit data)	Facility	Facility	Level	Consolidated
	(unaudited)
Net income (loss)	$14,139	$(10,213)	$(7,031)	$(3,105)
Plus: Net interest expense	20	—	4,604	4,624
Plus: Income tax expense	—	27	—	27
Plus: Loss on debt extinguishment	—	—	635	635
Plus: Depreciation and amortization	4,380	2,490	—	6,870

Adjusted EBITDA	$18,539	$(7,696)	$(1,792)	$9,051

The table below reconciles consolidated Adjusted EBITDA along with the Adjusted EBITDA for each of its facilities to their respective net income (loss) for Rentech Nitrogen for the three months ended September 30, 2013.

	For the Three Months Ended September 30, 2013
	East Dubuque	Pasadena	Partnership
(Stated in thousands)	Facility	Facility	Level	Consolidated
	(unaudited)
Net income (loss)	$24,069	$(40,765)	$(5,559)	$(22,255)
Plus: Net interest expense	—	—	3,996	3,996
Plus: Pasadena goodwill impairment	—	30,029	—	30,029
Plus: Income tax (benefit) expense	(9)	242	—	233
Plus: Depreciation and amortization	1,712	2,674	—	4,386
Less: Gain on fair value adjustment to earn-out consideration	—	—	(309)	(309)

Adjusted EBITDA	$25,772	$(7,820)	$(1,872)	$16,080

The table below reconciles consolidated Adjusted EBITDA along with the Adjusted EBITDA for each of its facilities to their respective net income (loss) for Rentech Nitrogen for the nine months ended September 30, 2014.

	For the Nine Months Ended September 30, 2014
	East Dubuque	Pasadena	Partnership
(Stated in thousands, except per unit data)	Facility	Facility	Level	Consolidated
	(unaudited)
Net income (loss)	$56,926	$(44,545)	$(21,285)	$(8,904)
Plus: Net interest expense	64	—	14,373	14,437
Plus: Income tax expense	1	81	—	82
Plus: Loss on debt extinguishment	—	—	635	635
Plus: Pasadena goodwill impairment	—	27,202	—	27,202
Plus: Depreciation and amortization	11,777	6,026	—	17,803

Adjusted EBITDA	$68,768	$(11,236)	$(6,277)	$51,255

The table below reconciles consolidated Adjusted EBITDA along with the Adjusted EBITDA for each of its facilities to their respective net income (loss) for Rentech Nitrogen for the nine months ended September 30, 2013.

	For the Nine Months Ended September 30, 2013
	East Dubuque	Pasadena	Partnership
(Stated in thousands)	Facility	Facility	Level	Consolidated
	(unaudited)
Net income (loss)	$77,383	$(38,915)	$(16,993)	$21,475
Plus: Net interest expense	—	6	9,719	9,725
Plus: Pasadena goodwill impairment	—	30,029	—	30,029
Plus: Loss on debt extinguishment	—	—	6,001	6,001
Plus: Loss on interest rate swaps	—	—	7	7
Plus: Income tax (benefit) expense	360	380	(302)	438
Plus: Depreciation and amortization	6,500	5,881	—	12,381
Less: Gain on fair value adjustment to earn-out consideration	—	—	(4,920)	(4,920)

Adjusted EBITDA	$84,243	$(2,619)	$(6,488)	$75,136

The table below reconciles Adjusted EBITDA to net income (loss) for Fulghum for the three months ended September 30, 2014 and 2013.

Fulghum’s Adjusted EBITDA

(Stated in Thousands)

	For the Three Months	For the Three Months
	Ended September 30,	Ended September 30,
	2014	2013
	(unaudited)
Fulghum Net Income (Loss)	$(56)	$813
Add Fulghum Items:
Net interest expense	546	692
Depreciation and amortization	2,780	3,416
Income tax expense	320	69
Other	273	238

Fulghum’s Adjusted EBITDA	$3,863	$5,228

The table below reconciles Adjusted EBITDA to net income for Fulghum for the nine months ended September 30, 2014 and 2013.

Fulghum’s Adjusted EBITDA

(Stated in Thousands)

	For the Nine Months	For the Nine Months
	Ended September 30,	Ended September 30,
	2014	2013
	(unaudited)
Fulghum Net Income	$609	$941
Add Fulghum Items:
Net interest expense	1,662	1,226
Depreciation and amortization	6,497	5,691
Income tax expense	1,050	69
Other	718	421

Fulghum’s Adjusted EBITDA	$10,536	$8,348

The table below reconciles Adjusted EBITDA to net income for NEWP for the three and nine months ended September 30, 2014.

NEWP’s Adjusted EBITDA

(Stated in Thousands)

	For the Three Months	For the Nine Months
	Ended September 30,	Ended September 30,
	2014	2014
	(unaudited)
NEWP Net Income	$2,014	$2,756
Add NEWP Items:
Net interest expense	111	191
Depreciation and amortization	697	877
Income tax expense	44	53
Other	(174)	(211)

NEWP’s Adjusted EBITDA	$2,692	$3,666

The table below reconciles Adjusted EBITDA to net income for Wood Pellets: Industrial for the three and nine months ended September 30, 2014.

Wood Pellets: Industrial’s Adjusted EBITDA

(Stated in Thousands)

	For the Three Months	For the Nine Months
	Ended September 30,	Ended September 30,
	2014	2014
	(unaudited)
Wood Pellets: Industrial Net Loss	$(1,997)	$(6,804)
Add:
Net interest income	(11)	(33)
Depreciation and amortization	43	97
Income tax expense	1	5
Other	(446)	(627)

Wood Pellet: Industrial’s Adjusted EBITDA	$(2,410)	$(7,362)

The table below reconciles net loss attributable to Rentech excluding loss on debt extinguishment and gain on fair value adjustment to earn-out consideration for the three months ended September 30, 2014. The table also reconciles net loss attributable to Rentech excluding the Pasadena goodwill impairment, gain on fair value adjustment to earn-out consideration, gain on sale of the Natchez property and the income tax benefit for the three months ended September 30, 2013.

	For the Three Months	For the Nine Months
(Stated in thousands)	Ended September 30, 2014	Ended September 30, 2014
Net income (loss) attributable to common unit holders	$(10,376)	$(14,593)

Pasadena goodwill impairment	—	17,957
Loss on debt extinguishment	380	—
Loss (gain) on fair value adjustment to earn-out consideration	(59)	(462)
Gain on sale of Natchez property	—	(6,255)
Income tax benefit	—	(1,984)

Net loss attributable to common unit holders excluding Pasadena goodwill impairment, loss on debt extinguishment and fair value adjustment to earn-out consideration	$(10,055)	$(5,336)

Net income (loss) per unit attributable to common unit holders	$(0.05)	$(0.06)

Per unit Pasadena goodwill impairment	—	(0.08)
Per unit loss on debt extinguishment	—	—
Per unit loss (gain) on fair value adjustment to earn-out consideration	—	—
Per unit gain on sale of Natchez property	—	(0.03)
Per unit income tax benefit	—	(0.01)

Net loss per unit attributable to common unit holders excluding Pasadena goodwill impairment, loss on debt extinguishment and fair value adjustment to earn-out consideration	$(0.05)	$(0.02)

Weighted-Average Common Units Outstanding	228,072	226,305

The table below reconciles net loss attributable to Rentech excluding the Pasadena goodwill impairment, loss on debt extinguishment and loss on fair value adjustment to earn-out consideration for the nine months ended September 30, 2014. The table also reconciles net loss attributable for Rentech excluding the Pasadena goodwill impairment, loss on debt extinguishment, gain on fair value adjustment to earn-out consideration, gain on sale of the Natchez property and the income tax benefit for the nine months ended September 30, 2013.

The table below reconciles net income (loss) attributable to Rentech Nitrogen excluding Pasadena goodwill impairment, loss on debt extinguishment and gain on fair value adjustment to earn-out consideration for the nine months ended September 30, 2014 and September 30, 2013.

	For the Nine Months	For the Nine Months
(Stated in thousands, except per unit data)	Ended September 30, 2014	Ended September 30, 2013
Net income (loss) attributable to common unit holders	$(36,809)	$12,999

Pasadena goodwill impairment	16,267	17,957
Loss on debt extinguishment	1,230	3,589
Loss (gain) on fair value adjustment to earn-out consideration	268	(3,219)
Gain on sale of Natchez property	—	(6,255)
Income tax benefit	—	(26,656)

Net loss attributable to common unit holders excluding Pasadena goodwill impairment, loss on debt extinguishment and fair value adjustment to earn-out consideration	$(19,044)	$(1,585)

Net income (loss) per unit attributable to common unit holders	$(0.17)	$0.06

Per unit Pasadena goodwill impairment	0.07	0.08
Per unit loss on debt extinguishment	0.01	0.02
Per unit loss (gain) fair value adjustment to earn-out consideration	—	(0.01)
Per unit gain on sale of Natchez property	—	(0.03)
Per unit income tax benefit	—	(0.12)

Net loss per unit attributable to common unit holders excluding Pasadena goodwill impairment, loss on debt extinguishment and fair value adjustment to earn-out consideration	$(0.09)	$(0.01)

Weighted-Average Common Units Outstanding	228,651	225,840

The table below reconciles net loss attributable to the Pasadena facility excluding Pasadena goodwill impairment for the three months ended September 30, 2013.

For the Three Months
(Stated in thousands, except per unit data)	Ended September 30, 2013
Net loss for Pasadena	$(40,765)

Pasadena goodwill impairment	30,029

Net loss attributable to common unit holders excluding Pasadena goodwill impairment	$(10,736)

The table below reconciles net loss attributable to the Pasadena facility excluding Pasadena goodwill impairment, for the nine months ended September 30, 2014 and September 30, 2013.

	For the Nine Months	For the Nine Months
(Stated in thousands, except per unit data)	Ended September 30, 2014	Ended September 30, 2013
Net loss for Pasadena	$(44,545)	$(38,915)

Pasadena goodwill impairment	27,202	30,029

Net loss attributable to common unit holders excluding Pasadena goodwill impairment	$(17,343)	$(8,886)

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing, wood pellet production and nitrogen fertilizer manufacturing businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech manufactures and sells nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Please visit www.rentechinc.com and www.rentechnitrogen.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: the timing for bringing our Canadian wood pellet plants on line and their estimated costs, our outlook for 2015 at Fulghum and our forecasts for 2014, including EBITDA and selected proforma financial results. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rentk.com